Exhibit 99.1

LIBERTY BROADBAND REPORTS
THIRD QUARTER 2021 FINANCIAL RESULTS

Englewood, Colorado, November 4, 2021 – Liberty Broadband Corporation (“Liberty Broadband”) (Nasdaq: LBRDA, LBRDK, LBRDP) today reported third quarter 2021 results. Headlines include(1):

●	Fair value of Charter investment was $40 billion as of September 30th
●	From August 1st through October 31st, Liberty Broadband received $1.2 billion of proceeds from sale of 1.5 million Charter shares to Charter
o	Maintained fully diluted equity interest in Charter of 26%(2)
●	From August 1st through October 31st, Liberty Broadband repurchased 5.3 million LBRDA/K shares at an average price per share of $177.50 and total cash consideration of $935 million
●	In the third quarter, GCI(3) grew revenue 1% to $246 million, generated operating income of $16 million and adjusted OIBDA(4) declined 3% to $89 million
●	GCI amended its credit facility on October 15th, extending the maturity to October 2026

Share Repurchases

From August 1, 2021 through October 31, 2021, Liberty Broadband repurchased approximately 3.9 million shares of Series C Liberty Broadband common stock (Nasdaq: LBRDK) at an average cost per share of $178.79 for total cash consideration of $692 million and repurchased approximately 1.4 million shares of Series A Liberty Broadband common stock (Nasdaq: LBRDA) at an average cost per share of $173.92 for total cash consideration of $243 million. The total remaining repurchase authorization for Liberty Broadband as of November 1, 2021 is approximately $1.6 billion.

Charter Ownership

Under the terms of Liberty Broadband and Charter’s stockholder agreement, Liberty Broadband has sold and will continue to sell to Charter a number of shares of Class A common stock as is necessary to maintain Liberty Broadband’s percentage equity interest at 26% on a fully diluted basis. Such sales are executed by Liberty Broadband monthly based on Charter’s repurchase activity in the month prior.

From August 1, 2021 through October 31, 2021, Liberty Broadband sold 1.5 million shares of Charter Class A common stock to Charter for total proceeds of approximately $1.2 billion.

Balance Sheet

The following presentation is provided to separately identify cash and liquid investments, debt and public holdings of Liberty Broadband as of June 30, 2021 and September 30, 2021.

(amounts in millions)	6/30/2021	9/30/2021
Cash and Cash Equivalents:
GCI Holdings	$41	$37
Corporate and Other	178	282
Total Liberty Broadband Consolidated Cash	$219	$319

Fair Value of Public Holdings in Charter(a)	$40,909	$40,382

Debt:
Senior Notes(b)	$600	$600
Senior Credit Facility	492	426
Tower Obligations and Other(c)	99	98
Total GCI Holdings Debt	$1,191	$1,124
GCI Leverage(d)	3.3x	3.0x

Charter Margin Loan	$1,150	$1,500
1.25% Exchangeable Senior Debentures due 2050(e)	825	825
1.75% Exchangeable Senior Debentures due 2046(e)	15	15
2.75% Exchangeable Senior Debentures due 2050(e)	575	575
Total Corporate Level Debt	$2,565	$2,915

Total Liberty Broadband Debt	$3,756	$4,039
Fair market value adjustment and deferred loan costs	79	95
Tower obligations and finance leases (excluded from GAAP Debt)	(93)	(92)
Total Liberty Broadband Debt (GAAP)	$3,742	$4,042

Other Financial Obligations:
Indemnification Obligation(f)	$385	$394
Preferred Stock(g)	178	178

a)	Represents fair value of the investment in Charter as of June 30, 2021 and September 30, 2021. A portion of the Charter equity securities are considered covered shares and subject to certain contractual restrictions in accordance with the indemnification obligation, as described below.

b)	Principal amount of Senior Notes.
c)	Includes the Wells Fargo Note Payable and current and long-term obligations under finance leases and tower obligations.
d)	As defined in GCI's credit agreement.
e)	Principal amount of Senior Exchangeable Debentures, exclusive of fair market value adjustments.
f)	Indemnity to Qurate Retail, pursuant to an indemnification agreement (the "indemnification agreement"), with respect to the Liberty Interactive LLC ("LI LLC") 1.75% exchangeable debentures due 2046 (the "LI LLC Charter exchangeable debentures"), as described below.
g)	Liquidation value of preferred stock. Preferred stock has a 7% coupon, $25/share liquidation preference plus accrued and unpaid dividends and 1/3 vote per share. The redemption date is the first business day following March 8, 2039. The preferred stock is considered a liability for GAAP purposes.

Liberty Broadband cash increased $100 million in the third quarter driven by Charter share sales in the period and additional borrowing under the Charter margin loan, partially offset by share repurchases at Liberty Broadband and funding the escrow account discussed below. Restricted cash increased $110 million in the third quarter as Liberty Broadband made a payment to an escrow account as part of its settlement agreement with respect to the Hollywood Firefighters’ Pension Fund litigation. GCI cash decreased modestly in the third quarter primarily due to debt repayment and capital expenditures, partially offset by cash from operations.

Liberty Broadband debt increased $283 million in the third quarter primarily due to drawing down an additional $350 million on the Charter margin loan. There is $800 million available capacity under the Charter margin loan. Also during the third quarter, GCI repaid approximately $65 million under its revolving credit facility funded with cash from operations. On October 15, 2021, GCI amended its credit facility to, among other things, extend the maturity date to October 15, 2026. Simultaneously, GCI entered into a $250 million Term Loan A with a maturity date of October 15, 2027. The Term Loan B was repaid in full using the proceeds from the new Term Loan A together with $150 million in borrowings under its credit facility.  Including this drawdown, total capacity under GCI’s credit facility is $550 million, of which undrawn capacity is $367 million (net of letters of credit), and GCI’s leverage as defined in its credit agreement is 3.0x.

Liberty Broadband has an indemnification agreement with Qurate Retail with respect to Qurate Retail’s Charter exchangeable debentures. Pursuant to the indemnification agreement, Liberty Broadband will compensate Qurate Retail for any payments made in excess of the adjusted principal amount of the LI LLC Charter exchangeable debentures to any holder that exercises its exchange right on or before the put/call date of October 5, 2023. This indemnity is supported by a negative pledge in favor of Qurate Retail on the reference shares of Class A common stock of Charter held at Liberty Broadband that underlie the LI LLC Charter exchangeable debentures.  The indemnification obligation on Liberty Broadband’s balance sheet is valued based on the estimated exchange feature in the LI LLC Charter exchangeable debentures. As of September 30, 2021, a holder of the LI LLC Charter exchangeable debentures has the ability to exchange, and accordingly, the indemnification obligation is classified as a current liability.

GCI Results

Unless otherwise noted, the following discussion compares financial information for the three months ended September 30, 2021 to the same period in 2020.

In the third quarter, GCI revenue was flat as the robust demand for data across both consumer and business customers was offset by the loss of revenue from its broadcast television business that was sold in the third quarter of 2020, the loss of revenue from its time and materials business that has been de-emphasized in order to focus on GCI’s core Alaska network and the absence of political advertising revenue that was earned in the prior year period. The consumer data growth was driven by a 7% increase in revenue-generating subscribers and an increase in data ARPU.  The business growth was driven by service upgrades for both education and medical customers. Operating income decreased and adjusted OIBDA declined in the third quarter primarily due to the prior year including unusually low employee health care costs.

In the third quarter, GCI spent approximately $47 million on capital expenditures, excluding capitalized interest. Capital expenditure spending was related primarily to improvements to the wireless and hybrid fiber coax networks.

Rural Healthcare Update

There were no material RHC updates in the third quarter. Please reference our latest Form 10-Q for a summary of RHC matters.

FOOTNOTES

1)

Liberty Broadband’s President and CEO, Greg Maffei, will discuss these highlights and other matters on Liberty Broadband's earnings conference call that will begin at 11:15 a.m. (E.D.T.) on November 4, 2021.  For information regarding how to access the call, please see “Important Notice” later in this document.

2)	Calculated pursuant to Liberty Broadband and Charter’s stockholder agreement.
3)

Liberty Broadband’s principal operating asset is GCI Holdings, LLC (“GCI” or “GCI Holdings”), Alaska's largest communications provider. Other assets include its interests in Charter Communications, Inc. ("Charter").

4)	For a definition of adjusted OIBDA and adjusted OIBDA margin and applicable reconciliations, see the accompanying schedules.

NOTES

LIBERTY BROADBAND GAAP FINANCIAL METRICS

(amounts in thousands)	3Q20		3Q21
Revenue
GCI Holdings	$	NA	$245,688
Corporate and other		4,219	4,532
Total Liberty Broadband Revenue		$4,219	$250,220

Operating Income (Loss)
GCI Holdings	$	NA	$16,444
Corporate and other(a)		(16,328)	8,793
Total Liberty Broadband Operating Income (Loss)		$(16,328)	$25,237

Adjusted OIBDA (Loss)
GCI Holdings	$	NA	$88,800
Corporate and other		(14,270)	(8,372)
Total Liberty Broadband Adjusted OIBDA (Loss)		$(14,270)	$80,428

HISTORICAL GCI OPERATING METRICS AND FINANCIAL RESULTS

GCI’s results are only included in Liberty Broadband’s results following the merger of Liberty Broadband and GCI Liberty on December 18, 2020. However, we believe a discussion of GCI’s results for a comparative two-year period promotes a better understanding of GCI’s operations. For comparison and discussion purposes, the following information presents actual historical results of GCI for the quarter ended September 30, 2020, exclusive of the effects of acquisition accounting, and the actual historical results of GCI as included in Liberty Broadband’s results for the quarter ended September 30, 2021. The most significant effect of acquisition accounting is an increase to depreciation and amortization as compared to prior periods as a result of an increase in fair values of depreciable or amortizable assets. This historical financial information of GCI can be found in historical filings of GCI Liberty, Inc. The financial information below is presented voluntarily and does not purport to represent what the results of operations of GCI would have been if it were a wholly owned subsidiary of Liberty Broadband for the periods presented or to project the results of operations of GCI for any future periods.

	3Q20	3Q21	% Change
(amounts in thousands, except operating metrics)
GCI Consolidated Financial Metrics
Revenue
Consumer	$119,327	$121,785	2%
Business	124,939	123,903	(1)%
Total revenue	$244,266	$245,688	1%

Operating income	$28,048	$16,444	(41)%
Operating income margin (%)	11.5%	6.7%	(480)	bps

Adjusted OIBDA(a)	$91,617	$88,800	(3)%
Adjusted OIBDA margin(a) (%)	37.5%	36.1%	(140)	bps

GCI Consumer
Financial Metrics
Revenue
Wireless	$43,749	$45,901	5%
Data	47,852	53,608	12%
Video	23,931	18,277	(24)%
Voice	3,795	3,999	5%
Total revenue	$119,327	$121,785	2%
Operating Metrics
Wireless:
Revenue generating lines in service(b)	179,600	188,800	5%
Data:
Revenue generating cable modem subscribers(c)	138,200	147,800	7%
Video:
Basic subscribers	76,000	62,200	(18)%
Voice - Total access lines in service(d)	37,300	34,800	(7)%

GCI Business
Financial Metrics
Revenue
Wireless	$21,440	$20,162	(6)%
Data	90,377	92,626	2%
Video	2,277	904	(60)%
Voice	10,845	10,211	(6)%
Total revenue	$124,939	$123,903	(1)%
Operating Metrics
Wireless - Revenue generating lines in service(b)	25,200	21,500	(15)%
Data - Revenue generating cable modem subscribers(c)	12,800	13,700	7%
Voice - Total access lines in service(d)	33,400	29,000	(13)%

a)	See reconciling schedule 1.
b)	A revenue generating wireless line in service is defined as a wireless device with a monthly fee for services.
c)	A cable modem subscriber is defined by the purchase of cable modem service regardless of the level of service purchased. If one entity purchases multiple cable modem service access points, each access point is counted as a subscriber.
d)	A local access line in service is defined as a revenue generating circuit or channel connecting a customer to the public switched telephone network.

Important Notice: Liberty Broadband (Nasdaq: LBRDA, LBRDK, LBRDP) President and CEO, Greg Maffei, will discuss Liberty Broadband’s earnings release on a conference call which will begin at 11:15 a.m. (E.D.T.) on November 4, 2021.  The call can be accessed by dialing (800) 289-0571 or (323) 794-2093, passcode 7729813, at least 10 minutes prior to the start time.   The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to https://www.libertybroadband.com/investors/news-events/ir-calendar.  Links to this press release and replays of the call will also be available on Liberty Broadband’s website.

This press release includes certain forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, matters relating to Liberty Broadband’s equity interest in Charter and Charter’s buyback of common stock, Liberty Broadband’s participation in Charter’s buyback of common stock, indemnification by Liberty Broadband, the continuation of our stock repurchase program and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Broadband, changes in law and government regulations, the availability of investment opportunities, general market conditions (including as a result of COVID-19) and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this press release, and Liberty Broadband expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Broadband's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Broadband, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Broadband and about the risks and uncertainties related to Liberty Broadband which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, this press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Liberty Broadband (and certain of its subsidiaries) and GCI Holdings together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP.  Liberty Broadband defines adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, transaction costs, separately reported litigation settlements, restructuring, acquisition and other related costs and impairment charges. Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure.  Liberty Broadband defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Liberty Broadband believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business' performance or indicative of ongoing business trends.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty Broadband views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Broadband’s management considers in assessing the results of operations and performance of its assets.  Please see the tables below for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of GCI’s operating income to its adjusted OIBDA for the three months ended September 30, 2020 and September 30, 2021, respectively.

GCI HOLDINGS ADJUSTED OIBDA RECONCILIATION

(amounts in thousands)	3Q20	3Q21
GCI Holdings Operating Income	$28,048	$16,444
Depreciation and amortization	60,284	68,083
Stock-based compensation	3,285	4,273
GCI Holdings Adjusted OIBDA	$91,617	$88,800

SCHEDULE 2

The following table provides a reconciliation of operating income (loss) calculated in accordance with GAAP to adjusted OIBDA for Liberty Broadband for the three months ended September 30, 2020 and September 30, 2021, respectively.

LIBERTY BROADBAND ADJUSTED OIBDA RECONCILIATION

(amounts in thousands)	3Q20		3Q21
Liberty Broadband Operating Income (Loss)		$(16,328)	$25,237
Depreciation and amortization		56	68,130
Stock-based compensation		2,002	10,581
Litigation settlement, net of recoveries(a)		—	(23,520)
Liberty Broadband Adjusted OIBDA (Loss)		$(14,270)	$80,428
GCI Holdings	$	NA	88,800
Corporate and other		(14,270)	(8,372)

a)	During the third quarter 2021, Liberty Broadband agreed to final settlement amounts with its insurance carriers for insurance recoveries relating to the Hollywood Firefighters’ Pension Fund litigation.

LIBERTY BROADBAND CORPORATION AND SUBSIDIARIES

BALANCE SHEET INFORMATION

(unaudited)

	September 30,	December 31,
	2021	2020

	amounts in thousands,
	except share amounts
Assets
Current assets:
Cash and cash equivalents	$319,415	1,417,802
Trade and other receivables, net of allowance for doubtful accounts of $2,265 and $10, respectively	245,562	349,256
Other current assets	177,470	79,453
Total current assets	742,447	1,846,511
Investment in Charter, accounted for using the equity method	14,386,719	16,178,939
Property and equipment, net	1,043,831	1,098,512
Intangible assets not subject to amortization
Goodwill	762,084	745,577
Cable certificates	550,000	560,000
Other	37,112	21,500
Intangible assets subject to amortization, net	589,227	674,049
Tax sharing receivable	110,836	94,549
Other assets, net	217,456	151,487
Total assets	$18,439,712	21,371,124

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$228,230	97,933
Deferred revenue	28,028	24,926
Current portion of debt, including $30,105 and $26,350 measured at fair value, respectively	34,797	31,026
Indemnification obligation	393,578	344,643
Other current liabilities	82,490	113,234
Total current liabilities	767,123	611,762
Long-term debt, net, including $1,448,354 and $1,445,775 measured at fair value, respectively	4,006,855	4,785,207
Obligations under finance leases and tower obligations, excluding current portion	89,648	92,840
Long-term deferred revenue	35,649	39,649
Deferred income tax liabilities	2,008,399	1,977,643
Preferred stock	202,417	202,917
Other liabilities	198,234	146,687
Total liabilities	7,308,325	7,856,705
Equity
Series A common stock, $.01 par value. Authorized 500,000,000 shares; issued and outstanding 25,785,742 and 26,495,249 at September 30, 2021 and December 31, 2020, respectively	258	265
Series B common stock, $.01 par value. Authorized 18,750,000 shares; issued and outstanding 2,544,548 and 2,549,470 at September 30, 2021 and December 31, 2020, respectively	25	25
Series C common stock, $.01 par value. Authorized 500,000,000 shares; issued and outstanding 150,469,139 and 167,480,926 at September 30, 2021 and December 31, 2020, respectively	1,505	1,675
Additional paid-in capital	7,593,816	10,319,754
Accumulated other comprehensive earnings (loss), net of taxes	13,298	15,436
Retained earnings	3,510,849	3,165,504
Total stockholders' equity	11,119,751	13,502,659
Non-controlling interests	11,636	11,760
Total equity	11,131,387	13,514,419
Commitments and contingencies
Total liabilities and equity	$18,439,712	21,371,124

LIBERTY BROADBAND CORPORATION AND SUBSIDIARIES

STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Three months ended
	September 30,
	2021	2020

	amounts in thousands, except per share amounts
Revenue	$250,220	4,219
Operating costs and expenses:
Operating, including stock-based compensation	70,308	2,523
Selling, general and administrative, including stock-based compensation and transaction costs	110,065	17,968
Depreciation and amortization expense	68,130	56
Litigation settlement, net of recoveries	(23,520)	—
	224,983	20,547
Operating income (loss)	25,237	(16,328)
Other income (expense):
Interest expense (including amortization of deferred loan fees)	(28,155)	(3,719)
Share of earnings (losses) of affiliates	314,563	188,586
Gain (loss) on dilution of investment in affiliate	(1,693)	(35,284)
Realized and unrealized gains (losses) on financial instruments, net	(26,839)	(39,324)
Other, net	14,788	8
Earnings (loss) before income taxes	297,901	93,939
Income tax (expense) benefit	(61,073)	(24,979)
Net earnings (loss)	236,828	68,960
Less net earnings (loss) attributable to the non-controlling interests	(41)	—
Net earnings (loss) attributable to Liberty Broadband shareholders	$236,869	68,960
Basic net earnings (loss) attributable to Series A, Series B and Series C Liberty Broadband shareholders per common share	$1.31	0.38
Diluted net earnings (loss) attributable to Series A, Series B and Series C Liberty Broadband shareholders per common share	$1.29	0.38

LIBERTY BROADBAND CORPORATION AND SUBSIDIARIES

STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Nine months ended
	September 30,
	2021	2020

	amounts in thousands
Cash flows from operating activities:
Net earnings (loss)	$345,221	133,332
Adjustments to reconcile net earnings (loss) to net cash from operating activities:
Depreciation and amortization	198,766	1,041
Stock-based compensation	31,016	5,736
Litigation settlement, net of recoveries	86,480	—
Share of (earnings) losses of affiliates, net	(752,390)	(408,396)
(Gain) loss on dilution of investment in affiliate	98,446	140,610
Realized and unrealized (gains) losses on financial instruments, net	52,555	39,324
Deferred income tax expense (benefit)	(10,613)	47,183
Other, net	(14,415)	1,070
Change in operating assets and liabilities:
Current and other assets	158,035	244
Payables and other liabilities	(57,133)	3,044
Net cash provided by (used in) operating activities	135,968	(36,812)
Cash flows from investing activities:
Capital expended for property and equipment	(91,219)	(42)
Exercise of preemptive right to purchase Charter shares	—	(14,910)
Cash received for Charter shares repurchased by Charter	2,642,797	—
Other investing activities, net	17,312	—
Net cash provided by (used in) investing activities	2,568,890	(14,952)
Cash flows from financing activities:
Borrowings of debt	1,066,684	700,000
Repayment of debt, finance leases and tower obligations	(1,848,212)	—
Repurchases of Liberty Broadband common stock	(2,910,587)	(285,722)
Other financing activities, net	(1,115)	(11,970)
Net cash provided by (used in) financing activities	(3,693,230)	402,308
Net increase (decrease) in cash, cash equivalents and restricted cash	(988,372)	350,544
Cash, cash equivalents and restricted cash, beginning of period	1,433,292	49,724
Cash, cash equivalents and restricted cash, end of period	$444,920	400,268